EXHIBIT 99.1

Transcript of
Analysts International Corporation
Earnings Conference Call – July 29, 2008

Prepared Remarks:

Moderator:
Good morning. My name is Jennifer and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Analysts International Corporation Second Quarter 2008 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe”, “expect”, “anticipate”, “plan”, “potential”, “continue”, or similar expressions. Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements include or relate to our expectations concerning quarterly and annual operating results, working capital, expected need for and uses of cash, implementation of our business plan, achieving or exceeding our business objectives ahead of plan, improvement in our gross margin and our overall performance. These forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements. For more information concerning the risks associated with our business, and the economic, business, competitive and/or regulatory factors affecting our business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.

All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

As a reminder, this call is being recorded.

Thank you. I will now turn the conference over to Elmer Baldwin. Please go ahead, sir.

Elmer Baldwin:	Thanks. Good morning everyone and thank you for joining us today.

During today’s call, Mic Michels will recap the financials and I will highlight a few of our accomplishments during the second quarter. I’ll conclude by commenting on what we see as we look forward into the second half of 2008 and discussing priorities of our business going forward.

Mic?

Mic Michels:                                           Thank you, Elmer.

As we stated in our press release earlier this morning, during the second quarter of 2008 our total revenue was $82 million, down from $89.2 million in the second quarter of 2007.

At the bottom line, our second quarter resulted in a net loss of $984,000 or $(.04) per diluted share. This loss includes restructuring, severance and other consulting costs of $909,000 or $0.04 per diluted share. This compares to a net loss of $723,000, or $0.03 per diluted share in the second quarter of 2007 which included restructuring, severance and other consulting costs of $600,000, or $0.02 per diluted share.

Year-over-year second quarter revenue declined eight percent with five percentage points of the overall decrease resulting from a decline in product sales. During the second quarter of 2008, product sales were $9.6 million, compared to $14.0 million in the second quarter of 2007.

Direct services revenue was $58.2 million in the second quarter of 2008 compared to $60.4 million in the second quarter of 2007 contributing 2 percentage points to our overall revenue decline of 8 percent.

As we have reduced the placement of third parties to fulfill our largest clients’ staffing needs, we continue to see a corresponding decline in our sub supplier revenue.  Second quarter sub supplier revenue was $14.2 million, compared to $14.8 million in the comparable quarter of 2007 contributing 1 percentage point to the overall second quarter year-over-year decline in revenue.

Our overall gross margin was 15.8% of revenue for the second quarter of 2008 which is the same as what we reported in the second quarter of 2007. Our average bill rates during the quarter of 2008 increased by nearly 1 percent when compared to the first quarter of 2008 and by nearly 6% when compared to the second quarter of 2007. Continued pressure in sub supplier margins offset the rate benefit attained through the reduction of low margin product revenue while margins generated from direct services remained stable.

At the end of the second quarter of 2008, excluding consultants billing through us as subsuppliers and nurses billing through our medical staffing business, total company headcount was 2,180, compared to 2,505 at the end of the second quarter of 2007. Billable headcount continues to represent approximately 86% of our entire staff.

Our second quarter SG&A expense, which excludes restructuring and severance charges, was $12.9 million; a $1.2 million, or 8% reduction over second quarter expenses in 2007. The decrease in our SG&A expense is the result of realized efficiencies in the centralization of our administrative functions as well as other reductions in operating costs. As we have previously discussed, our new business plan calls for us to eliminate over $6 million dollars of SG&A on an annualized basis. We expect to begin to see the benefits of these reductions in the third quarter of 2008.

Adjusting for the $909,000 of restructuring, severance and other consulting charges in the second quarter of 2008, we reported adjusted EBITDA of $762,000.  This compared to adjusted EBITDA of $644,000 during the second quarter of 2007.

From a balance sheet perspective, accounts receivable totaled $59.0 million at the end of the second quarter 2008; down $500,000 when compared to the end of the first quarter 2008, and down $4.3 million from the end of the second quarter of 2007.  This decline is a result of lower revenue and continued improvements in our days sales outstanding.

At the end of the second quarter 2008, our days sales outstanding were 67 compared to 71 in the first quarter of 2008 and 73 days in the fourth quarter of 2007. We continue to focus our efforts on managing our DSO to as low of a level as practical.

Working capital was $23.9 million for second quarter 2008 was down from $24.4 million at the end of the first quarter 2008 and $24.8 million at the end of the fourth quarter 2007.

We finished the quarter with $1.3 million of outstanding debt, down from $3.5 million at the end of the first quarter and down from $1.6 million in the fourth quarter of 2007. This decrease in outstanding debt between the first and second quarters was due primarily to the timing of our bi-weekly payroll.  The second and fourth quarters have similar payroll timing.  Our credit facility had total availability of $31.7 million at the end of the quarter, leaving us with unused capacity of approximately $30.4 million. The level of available borrowings under this facility will continue to fluctuate as our receivables collateral base fluctuates. This line of credit is available for our use as growth and other business opportunities call for working capital and other investments. We believe our unused credit facility will more than adequately continue to support the operating needs of our company.

With that, I’ll turn the call back over to Elmer.

Elmer Baldwin:	Thanks, Mic.

The first half of 2008 has been all about restructuring and refocusing the company. We remain steadily focused on day-to-day execution of our plan to transform AIC into a value-driven IT services company. As we look at what the company has been able to accomplish over the course of the first two quarters of 2008, we are reminded of the work that lies ahead and the challenge to build a better, more balanced business.

We have completed the majority of the planned restructuring required to get our cost structure in line with the business, we’ve exited some of our lowest margin and non-core lines of service and we’ve made important investments required to position AIC for future success.

As a result of some of these changes, we expect to see a reduction of more than $60 million in annualized revenue. Our gross margin run rate, however, is expected to improve about 3 to 4 points by the end of the year. We should begin to see the benefits of these changes in the second half of 2008.

In the first half of the year we established a high-caliber leadership team, enhanced our sales and recruiting teams and built out our Microsoft practices in key metro markets across the US. The investments we have made to date have been in our people. While we have reduced our SG&A expense, we have hired many new talented people to help move this company forward. Over 20% of our SG&A staff is new since November 2007. We have provided our people with more communication and training and elicited more feedback than AIC has had in many years. We are hiring great consultants and deploying them on new projects—which is critical in an industry where talent wins.

Selling more premium staffing and project-based work requires us to establish new relationships within accounts, sell a bit differently than we have in the past and manage a longer sales cycle. In June, we held a national sales meeting for all of our sales representatives and recruiting leads with a focus on adopting a more solutions-focused sales methodology, institutionalizing our sales process across the business and educating our market-facing teams on the offerings that are core to our business today and will be core to our business moving forward. As a result of that event, we are beginning to see an increase in the number of opportunities to provide premium staffing, high value add solutions, project-oriented services and managed teams to our clients. This transition in our business is going to take some time as we shift our attention to selling higher margin services to new buyers within and outside of our existing accounts.

Let me now take a moment to highlight for you a few of the noteworthy wins from second quarter 2008.

In May, we announced a new project to deploy a Criminal Records Index for the State of Alabama’s Criminal Justice Information Center.  To improve the speed, breadth, depth and quality of searching and reporting crime information across the State, we partnered with the University of Alabama and VisionWare to create a new Criminal Records Index Master. The new CRI Master aligns with Alabama’s Microsoft architecture and leverages VisionWare’s proven tool to create a single view of their data by matching and cleansing records from disparate business systems. The Alabama Criminal Justice Information Center sees a direct correlation between the efficiency and effectiveness of justice and the quality of crime data and chose AIC and its partners to deliver its solution.

Last week, we issued a press release announcing a win with the Las Vegas Metropolitan Police Department. AIC has been selected as the prime to lead this important project and will be working in partnership with Microsoft and RiverGlass Incorporated to deploy an intelligent web-monitoring and analytics solution. This solution will enable the Las Vegas Police Department and the Southern Nevada Counter Terrorism Center to better leverage information to prevent an act of terrorism, solve a crime, identify trends and better deploy its resources. We continue to see expanding opportunities in the state and local government industry vertical and are well equipped to help these organizations protect the safety of the people throughout their communities and across the nation.

In the second quarter we also won a website enhancement project for one of the world’s largest real estate networks that’s seeking to better support its agents, decrease costs and improve the effectiveness of its online presence with more up-to-date technology. We will be using Microsoft Office SharePoint Server (better known as “MOSS”) to create a site that is more flexible and can scale to meet the needs of more than 100,000 agents throughout the world.

And, finally, we’re working with a financial products company to upgrade its current IT environment so that it can scale to support the projected growth of its business. AIC analyzed and evaluated its current environment including servers, desktops, software licenses, website, and domain controllers. We then helped design and implement the infrastructure they would need to support their growth and future business plans. Once we have upgraded the environment, we will provide them with hosting services to improve the availability, security and scalability of their systems.

Before we open the call to questions, let me close by saying that we are proud of what we’ve accomplished over the past 6 months but we still have a lot more work to do. Whereas the first half of 2008 has been about addressing the financial model of our business, the second half of 2008 will be focused on execution and delivering results. Our priorities include:

•	Sales and business development
•	Recruiting and retention
•	Business process improvements
•	Continued work on the core infrastructure of the company
•	And Employee alignment around our plan for AIC

That concludes our prepared remarks. We now have time to take any questions and would like to open up the call for Q&A.

Question and Answer Session:

Operator:                                           Thank you.  Ladies and gentlemen, if you do have a question or a comment, please signal at this time by pressing star, one on your telephone keypad.  If you’re joining us on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one to signal; we’ll pause for a moment.

Our first question comes from Ron Legrow with The Athena Fund.

Ron Legrow:                                           Hi, Elmer; how are you?

Elmer Baldwin:                                           Good morning, Ron.

Ron Legrow:                                           Just want to let you know that, good work on turning the business around and obviously now it’s time to start broadening the audience and start seeing an improvement on the stock performance.

Elmer Baldwin:                                           I agree.

Ron Legrow:                                           All right, thank you.

Elmer Baldwin:                                           Well, I think that, I think when it comes to turning the business around, we’ve still got work to do, but we’re following our plan and when it comes to broadening the stock performance, you know, we need to get the word out, and you know, as we continue to move forward, I think that our first highest priority has been executing on our plan and getting in touch with our shareholders.  We’ve just picked up some new shareholders, but we’re certainly a long way away from becoming, you know, a relevant and a socialized story out in the marketplace, but I think that that’s going to come because we’re going to put the focus on it.

Ron Legrow:                                           Good, I’m glad to hear that.  Thank you very much.

Operator:                                           Our next question comes from Rick Dauteuil with Columbia Management.

Rick Dauteuil:                                           Good morning.

Elmer Baldwin:                                           Morning, Rick.

Rick Dauteuil:                                           Couple of questions.  You – are the – the poor  margin revenues you’ve eliminated, I think you said 50 million run rate.  Are you finished with – or 60 million, I guess – are you finished with those eliminations?  Or is there more to come on that front?

Elmer Baldwin:                                           Well, we certainly did complete those two, which were – account for approximately 60 million, a little over 60 million in run rate.  I think you can – we will see additional revenue reductions as we continue to incrementally reduce our sub-supplier business.  So, Rick, I think you – we’ve not seen the end of revenue reductions of poor margin business but the surgical removing of large pieces that we had planned to do is effectively behind us.   One thing that we will not continue to do is sign up for low margin, no margin transactions with clients who are slow to pay their bills.

Rick Dauteuil:                                           Okay.

Elmer Baldwin:                                           And essentially, you know, the staffing industry gets stuck in these pay-rolling scenarios and, you know, that’s just not good business for us.  And there might be big clients that demand it, but you know, we’re looking for ways for us to seek, you know, ways for us to deliver value and that’s not the best way for us to do that.

There are some, and we continue to not pursue those very low margin staffing opportunities; however, we will continue to provide staffing services.  And it’s like – well especially with our long-standing annuity accounts.  These are great clients; they’ve been with Analysts a long time and will continue, and we can make money on them and deliver value.  So we’ll continue to do that but the low margin stuff, we’re still trying to get it identified and figure out a way out of it, but the big chunks, Rick, are behind us.

Rick Dauteuil:                                           Okay.  Of the 60 that you gave up, I think in an earlier release there was almost no contribution margin to that.  Is that correct or –?

Elmer Baldwin:                                           In the earlier release we identified that, of that 60 million in business, it generated 3 million in gross margin, to which nearly 2.3 million of that were operating expense directly attributed.  So, on 60 million we had a contribution of about $700,000, and you can imagine the cost of the Company in infrastructure to support that $60 million worth of transaction business.  And, frankly, we would go out and borrow money to fund those receivables, which there are additional fees, as you can imagine.  So, you know, that business did not contribute to the bottom line of the Company.

Rick Dauteuil:                                           Has the 2.3 million in operating expenses been eliminated related to that?

Elmer Baldwin:                                           Yes, it has.  I think we also identified in the release that we eliminated permanently 30 positions in the second quarter.  Those eliminations were done in late in the quarter, in June.

Rick Dauteuil:                                           Okay.  And just so I understand whether I’m double counting or not, but the 6 million annualized SG&A savings, is the 2.3 or the 30 positions eliminated, is that in addition to or incorporated in the 6 that was originally contemplated, the 6 million annualized SG&A savings?

Elmer Baldwin:                                           Some of it was contemplated in that, and some of it is additional.

Rick Dauteuil:                                           Okay.

Elmer Baldwin:                                           And some of that, Rick, you know, because we carried some of that payroll through the quarter and then in the beginning of the third quarter, so we’ll really start to see the benefit this fiscal year show up in the latter part of Q3 and into Q4.

Rick Dauteuil:                                           Okay.  And then, you know, you – at the same time of these expense cuts, you’ve been investing in more productive revenue-producing personnel.  Can you give us any detail on the contribution from that and I guess the pipeline that’s developing around those assets?

Elmer Baldwin:                                           Yes, so the number of transactions in our pipeline has increased.  I will have better information for you guys in the future as our pipeline stabilizes.  In fact, we now have a managed opportunity pipeline across the entire Company and, yes, this is the first time for it – for Analysts International to have that and as it stabilizes, and I feel that data has a high quality factor, then I will share it with you as a metric that you can measure, like the size of our pipeline, size of our backlog.  We’re not there, Rick.  But I can tell you that, for example, one of these deals in the real estate transaction that I announced was originated, organized, sold, closed and staffed by a team of people who are new since I’ve joined the Company and this is a sizable project.  And so that’s evidence that, you know, we are getting traction.  These are complex sales.

For example, also the VisionWare deal that I talked about with Alabama.  This is a – VisionWare is a fantastic tool that comes out of the United Kingdom, and we were introduced to that through one of our Microsoft managed partner representatives.  And they worked with us together in Alabama, and we sold that gig and it’s also a very sizable transaction that will lead to downstream business.  All of that activity is directly resulting from the investments that we’ve made since November.

So, you know, these deals are – when you’re selling more complicated deals it takes time.  The margins on them are good, and the number of transactions in our pipeline has increased and so, since the meeting we had in June, one of the things that we’ve started to do is track new leads directly resulting from the training that we had, that we conducted in June.  So we actually have a specialized group where all new leads are going into that group and they’re managed through the life cycle.  At least they’re tracked through the life cycle, and so they’re keeping records for us so that I can come back to you with some good, hard numbers.  Right now you’re just going to get, you know, me talking anecdotally about it, and as we improve our tracking I’ll be more, you know, I’ll be able to give you better information.

Rick Dauteuil:                                           In your release you’ve separated the restructuring charges and in there you also, I think, referenced consulting costs.  What are those for and are they ongoing?

Elmer Baldwin:                                           We’ve tried to eliminate most all of the consultants inside the business.  We still have a lingering – as a matter of fact - consultants that are helping us transform the business.  You know, we had a – unfortunately, we had to get out and hire some help to manage through our recent unsolicited proposal.  The – I think we’ve talked in the past about what the expense was of that; it continued to go up through the quarter.  We’ve had to hire some folks to help us vet and hire, or at least solicit, a new board of directors.  We have had, we had Alliance Management, a consulting firm that was hired by the Company prior to my coming on board; they were retained to help us on capital structure and then a number of putting our plans together.  And then actually, they had a guy that was really good and we kept him on to help us do our facilities restructuring and that was a very effective thing.  The significant amount of those consulting activities are behind us.

Rick Dauteuil:                                           Okay.  Is this – the status in the CFO search?

Elmer Baldwin:                                           We are – we put everything on pause through the shareholder meeting and then after the sales event we conducted in early June, I put the process back on line; I pressed play and processed – we interviewed some great candidates, and we are down to a very, very small group, and I should have something to announce before too long, and when – and I feel good about it and as soon as we have word on that, I’ll make an announcement.  But I think we’re making good progress

Rick Dauteuil:                                           And then my last question is, will – when will we see a clean quarter with no restructuring broken out or some of these other items broken out?  Is that Q3, Q4?

Elmer Baldwin:                                           Well Q3 will have some of the lingering transactions because we actually closed on those deals in the first week of July, so we have – at this moment, I have no planned restructuring for the fourth quarter.

Rick Dauteuil:                                           Okay. Thank you.

Elmer Baldwin:                                           And, by the way, I would say, Rick, part of the reason the CFO search was – we were able to put it on pause is that Mic Michaels, our interim CFO, has been doing a really good job so, he’s sitting here next to me and I just wanted to compliment him while he’s here on the phone.  And so we really have – and we’ve done – we’ve got a new audit committee with some very, very strong members of the board that have done a great job, along with our – the rest of our finance team, and so I know some of you are listening; I thank you very much.  They’ve done a good job, but we are going to move forward with bringing in a permanent CFO as soon as possible.

Rick Dauteuil:                                           Okay, thanks.

Operator:                                           We’ll move on to Craig Ostrem of Van Clemens.

Craig Ostrem:                                           Good morning, Mic; good morning, Elmer.  Congratulations on your continued success.  Want to thank you for articulating your vision and the nuances of the improvements that are occurring at the Company there and I appreciate this open dialogue.  I have two quick questions.  Will you share with us the value or the worth of the Symmetry sale?  And the second thing is, how is the relationship with Koosharem, which became a shareholder and who made an offer back this winter?

Elmer Baldwin:                                           Okay, so we haven’t disclosed the value of the Symmetry sale; unfortunately, I don’t think we’re going to.  Let me just say, it – we didn’t get a significant amount of money for it, but we got enough money to cover our costs, and we will have a down-streamed pick-up based on an earn out performance agreement that we have with Comsys.  But let me just – and so I’m sorry I can’t give you the – I won’t give you the specific numbers, Craig, but let me just say something about Comsys.

They’ve been a really good partner in this thing, and they have immediately jumped in and provided great quality of service to our clients.  We had a handful of clients, like three clients, and this was – these three clients acted as a part of a seed in a new business that they – that they’re investing in and we’re happy to be an early partner with them in that.  You know, it’s a conflict for us inside Analysts International to be both the gatekeeper and the barbarian.  You know, we want to go out and break those doors down until it works and the fact is, there’s a conflict in that; I think I’ve talked about it in prior calls.  Comsys has been a really good partner and to date they’ve all – we’ve been able to introduce them to some new opportunities at some of our clients, and they’ve actually been working with us to get on the list as a preferred vendor for some of their managed services clients.

So I think that the possibility that we will indeed receive downstream earn out from Comsys is high.  So we feel very – at this, early in the relationship, we feel good about the fact that we will have some upside pick-up downstream from our transaction.  But, you know, the size of the transaction was not material; it wasn’t. But it has covered our costs and will give us some downstream bottom line pick-up because of the earn out.  The other question you had was on Koosharem relationship.

Craig Ostrem:                                           Yes.

Elmer Baldwin:                                           Quite honestly, I see them as a shareholder.  They own a lot of stock in our Company, and I get up every single day and go to work for them like I go to work for you and the rest.  I don’t – other than the fact that they are a shareholder and were – and had an aggressively – had an interest in a transaction, I have had no further conversations with Koosharem since the annual shareholders meeting.  And, but I’ll tell you, at least as long as they own our stock, I’ll be working for them.

Craig Ostrem:                                           And again, congratulations on your success.

Elmer Baldwin:                                           Thanks, Craig.

Operator:                                           And again, that is star, one for any questions or comments.  We’ll move on to Steve Rud with USIP.

Steve Rud:                                           Hi, Elmer.  First, thanks for working as hard as you do and it’s clear you’re executing on your vision, so on that, you know, much kudos.  Obviously there’s a way to go.  I just want to cut through to where we are.  It sounds like we’re going to be a bit better in Q3 but maybe not GAAP profitable, even excluding one-time charges, which I guess there aren’t going to be any at this point until Q4.  Is that about right?

Elmer Baldwin:                                           I think you’re – let me refresh your question.

Steve Rud:                                           Sure.

Elmer Baldwin:                                           Or let me help me understand it.  You were asking kind of like, where we are…

Steve Rud:                                           Mm-hmm.

Elmer Baldwin:                                           And that we will – we may see some charges in Q3, but we don’t anticipate seeing any restructuring charges in Q4.

Steve Rud:                                           Right, and that’s just summarizing what you said earlier, but I’m taking one further – one step further, saying it sounds to me like we won’t be GAAP profitable, even excluding the one-time charges in Q3, but we probably should be by Q4.  Is that about right?

Elmer Baldwin:                                           Well, I will tell you that the number one objective of the management team, and it’s written into their performance objectives and their comp plan, is to make this a profitable company on a sustainable basis.  And we gave guidance that we would turn profitable in the second half of this year, and we are all still very focused on that.  And we are all incented on net profits, as outlined in our comp plans that you can find on the web.

Steve Rud:                                           Uh huh.

Elmer Baldwin:                                           So I mean, you know, this – that’s just part – as a – the significant part of the culture of the Company, and it changes the behavior of the management team.

Steve Rud:                                           Mm-hmm.

Elmer Baldwin:                                           And we’re all tied to that nut; it’s – we all have it together.  So really as the first half of this year, we really wanted to do some clean-up work, and I would tell you that’s the guidance of the board.  We had a strategy meeting with the board in January, and they encouraged us to go even faster.  And so where I had planned to take the full year to get some of these transactions completed, we actually completed them significantly earlier than planned, and while that might be good, you know, from a cultural standpoint and from a turnaround standpoint to get a lot of that kind of restructuring behind us so we can now refocus, you know, it does have a bit of – poses a challenge to the management team because it was just, like Brittany would point out to me on a regular basis, it would, you know, there’s a $700,000 contribution there.  And – but the honest truth is, it was hiding or masking the good work that we have inside this business where we can do – we are doing business at higher margins.

So, and you know, if you look at our peer group, we’re just not valued in line with what we believe our performance should indicate and it starts with profits.  Now as the second part of this year, as we look at what we’re going to be doing, it’s really about getting out, and like I said in our priorities, developing business, selling work, retaining consultants and gaining a greater sense of alignment with employees, because you know, we’ve got a couple thousand people.  Every one of those people should wake up every day caring about our Company.  And so right after this call, hereabouts lunch time, we’re going to have a brown bag employee call where they get to ask questions and we get to deal with the issues that you guys are dealing with now.  And that’s really the work ahead of us.

And that means we – and so let’s get all this restructuring behind us; let’s establish a financial model where my vision is that every month we make money.  Every month we make money.  And I don’t want to have to keep selling off and restructuring.  I can’t say that’s gone forever.  I mean we’re in a business that’s constantly changing and adapting to the demands in the marketplace, but – and we still have some lingering clients in here that see us as a commodity staffing company.  But we can change their minds, and we can sell them new work and we are, and I’m looking forward to it.

But – so it really is a time now where we are, as a management team, we’ve been reflecting on what we’ve accomplished; like now we’re setting a new game plan for what we’ve got to do in the next – this next second half of the year, and then we will have a new three-year plan to be published to the board in – this fall, and we have a working session with the board on strategy in the future in October.  And we’re looking forward to that because we think that at that point, you know, we’ll really be able to focus on where are we going with this thing and what can we expect it to look like in the future.  And then – and when I have that, then I can give you guys some milestones or some measures to hold us accountable to.

Steve Rud:                                           Fine.  And I guess the new folks you brought on, it sounds like the higher margin business takes – has somewhat longer lead times.  We don’t fully have a handle on – we have a handle that we have more in the pipeline, not fully a handle on the probability ratios adjacent to each of those opportunities at this point.  That’s the problem.

Elmer Baldwin:                                           Well no, I would say part of putting it in the pipeline is we actually do have a solution selling methodology…

Steve Rud:                                           Mm-hmm.

Elmer Baldwin:                                           That we’ve – that we’re subscribing to, and they do have strict probability guidelines and measurements, and what takes time is salespeople adopting to – adopting that methodology and being really strict about it.  Anybody that’s run a sales organization would know that you have all different levels of quality in those opportunities.  Some of them, you know, the dates aren’t correct; the amounts aren’t correct; the probabilities aren’t correct but that’s the art of selling.  It’s knowing how that opportunity is tracking through from lead to close and then on to revenue.  And so what I don’t have a handle on yet is the total pipeline quality but every single opportunity in our pipe, and we do actually measure probability and, with some pretty strict observable criteria.

But it just takes – it takes time for that to become institutionalized and a way of doing business at a company, especially one where you’ve got this many people, you know, close to a hundred people involved in business development at this Company.

Steve Rud:                                           Yes.

Elmer Baldwin:                                           And, we had that good training session in June, and we anticipate having another one in the first quarter of 2009 and then just a regular process.

Steve Rud:                                           Process.  Okay.

Elmer Baldwin:                                           And we don’t – we’re not really – you know, and they are longer sales cycles for more complex transactions.  Yes, but you know, we hope to enjoy significantly better margins.  We have practices within our business that are operating where the margins are in the 30s, and we want to scale those businesses so that our blended margin continues to go up.  And you’ll see our margins improve as we’ve indicated when we get out of some of the single digit margins.

Steve Rud:                                           Okay, well you clearly are on top of it, and again, we appreciate as a shareholder and what we’ve been hearing, but we appreciate what you’ve been doing so just keep at it and keep reducing your sleep hours; you’ll be great.

Elmer Baldwin:                                           Yes, well thanks a lot, Steve.

Steve Rud:                                           Okay, take care.  Thank you, Elmer.

Elmer Baldwin:                                           Thanks.

Operator:                                           Once again, that is star, one for any questions or comments.  We’ll move next to Ed Griganavicius of TSI.

Ed Griganavicius:                                           How are you doing, Elmer?

Elmer Baldwin:                                           Hi, Ed.

Ed Griganavicius:                                           Hey, just a couple of quick questions.  One to follow-up with Steve.  So bottom line, are we saying that in the second quarter we won’t be profitable?  I mean in the second half of the year, we won’t be profitable?

Elmer Baldwin:                                           Okay, so I think you’re asking me, will we be profitable in the second half of the year?  Is that your question?

Ed Griganavicius:                                           Correct.

Elmer Baldwin:                                           Our plan is to be profitable in the second half of the year.

Ed Griganavicius:                                           Yes, okay.  And then, the follow-up question in regards to what Rick was talking about in terms of the amount of revenue that is – was exited.  The majority’s been done; as far as the remaining, is it 10 million? Is it 20 million?  I just want to get a sense of what is still remaining.

Elmer Baldwin:                                           Yes.  You know, I can’t – let me just take a quick look.  It’s hard for me to break it out right now, Ed, but I would say it could be as much as 10 million.

Ed Griganavicius:                                           All right.  Then.

Elmer Baldwin:                                           It could exceed that, depending on the speed at which we address some of the problems, but there still could be, you know, a range of 10 million to 20 million inside the business that still is – we’re either going to fix it or fire it.  And – but, you know, it’s not – I – and we will continue to seek ways to run the Company leaner.

You know, many, many, many of the cuts that we’ve made were very hard for our Company.  You know, these – we’ve reduced over 100 people from  SG&A positions since I’ve been here and these are people we really liked; you know, these are people we worked with.  These are people, many of them had been with Analysts International for many years.  And that’s – you know, and without a lot of formal process, relationships drive the way you do business.  So we’re rebuilding process from the front end to the back end of the business to accommodate a loss of some of these important relationships.  And so, I’m saying to not only you but to the employees on this call, we have an obligation to now deliver a profitable company, and those cuts were coming from our core centralized functions.  You know, you can’t just – you can’t cut the field and think that you’re going to make this business better.  And it doesn’t escape me for a minute that there’s two drivers to shareholder value.

The first one’s profit; the second one’s growth.  And we’re not ready to get out and grow this Company until we’ve really fixed the model, but we’ve got to continue to see growth in segments of our business.  And we know that we need to report to you and the rest of the shareholders more information about our segment performance, and we’re looking at ways to do that, and our audit committee has also been, at the board level was talking to me about it, and I’m going to look for ways to give you information to hold us accountable and to know what we’re actually doing inside this Company.  But, you know, we’ve still got, we’ve still got work to do on some of that low margin business, and we’ve got to keep – we want to get this restructuring business behind us.  You’re not going to turn this Company around by cutting it; we’ve got to turn it on by putting power to it.  And so that’s what the investment in sales and leadership is all about.

And so, you know, I think in some ways also, I’ll be honest with all of you, I think we might have been going a little slow, you know, incrementalizing, and we have got to make some bigger bets from a business development standpoint.  I want to increase my sales headcount in the field.  And so some of these reductions that we’ve made, I will look for ways to invest that money in the right places in our field organization so that we can grow this business.

Ed Griganavicius:                                           Okay.  And as far as the economy goes, how are you guys bearing up?  What do you see for impacts to your existing clients?  Overall it still seems like the IT professional services market is doing well.  I mean they’re hiring and it – I don’t see it in a significant slowdown.

Elmer Baldwin:                                           Yes, I think what, you know, that’s a good – if someone was to say, Elmer, how do you feel about the IT services economy?  I’d say, hey, we’re hiring.  But I think demand is flat; it’s not like there’s any gale force winds out there where there’s a revolution.  It’s blocking and tackling; it’s staying in tight alignment with certain technologies and certain markets and finding your niches.  And, you know, I wouldn’t say Analysts International was – was much of a niche player today, so we’re seeking to find our niches, and those niches could be regional; they could be by industry and by subject matter expertise and by partner expertise.  So we’re seeking to find those, and I think that they – that there are some good, strong niches and I will tell you something.

We need to – one of the things that I talked about being in a company with analysts, we’ve got to have a good balance between our government business and our commercial business, so our public sector and our private sector business.  We have some good balance between those, and we’re seeking to expand in our government business, especially in those areas where the government will continue to spend money.  And I tell you right now, they will continue to spend money to secure this – to secure the safety of the business of the United States, so we know that.  We know that there’s good funding out of the Federal government; they’ve been – the Federal government helps fund some of the local initiatives, state initiatives.  These are integrated opportunities; that’s why we’re going to continue to bet on them.

Later on this week, I’m going to meeting with, you know, some police officers and some chiefs of police in southern California, and California’s a huge market.  We have not barely captured yet with – there’s criminal justice opportunity, and so we’re seeking to continue to expand.  And if – some of the work that we’re doing in that government space is a direct cross-over to opportunity for us to provide services to the commercial marketplace.  A lot of big companies, utility companies, big industrial companies have security issues every single day.  And they want the tools in their hands to protect their corporate assets.  What we do in the integration of systems and now our ability to provide analytics to law enforcement is, there’s a direct opportunity to cross over and sell that type of work into the commercial space.

So, you know, I think we’ve got to find our niches.  You know, the economy – it’s a – you know, it’s anyone’s guess what’s going to happen.  The big tech companies have all had pretty good earnings but the US is their weakest market.  If you look at IBM, that – you know, IBM’s a global company; most of their performance is coming from outside the United States.  So, you know, with the dollar down, the US IT labor market is pretty attractive.  So, you know, that’s why I’m trying sell – I’m trying to tell my people, make sure that the work that we’re focused is work that has hard payback; it’s not justified on soft dollars and we look for niches and areas where we can add value.  And those are the things that continue to be in demand.

I think some of the biggest high volume labor, or staffing clients we have, those are getting tougher and tougher, screwing down even tougher rules, additional discounts, reduced hours for workdays, reduced rates for redeployment.  That’s a really, really tough market; it’s a tough industry so the biggest – I’m looking to screw down even tighter, but there is lots of opportunity out there in the marketplace to define your niche and that’s what we’re trying to do.

Ed Griganavicius:                                           One last question.  As far as, you know, again, appreciate everything that you’re doing with Analysts and doing to get us to the point of profitability, what do you see as your strategy for getting institutional interest and just, from more of a retail market interest going?

Elmer Baldwin:                                           You know, up – to date, we really have not – we kind of put the whole investor relations part of our game plan on hold.  In fact, we had to re-divert some of our, some of our operating budget to the unsolicited proposal.  But that’s behind us.  I think that we’ve been getting lots of good advice from some of our board; some of the new board members have hands-on experience in investor relations.  It’s a high – it was a high degree of interest in the interviews I’ve had with CFOs.  I really want to get my CFO on board and on the ground, and then I am also interviewing – I have three IR firms as candidates to assist us with the process.  But we are – I think you’ll see that we will increase the amount of conversation we have with those folks that provide self-side coverage and hopefully somebody will come along with some interest and think that we’ve got a story to tell and believe in what we’re saying and – but we’ve got to get somebody to pay attention to us.

Right now, I think I remember talking to one of the Analysts International shareholders early in the game, and I think his quote to me was, you know, from a stock standpoint, from market standpoints or investor standpoint, you guys are irrelevant.  And we have, you know, you have to almost make a reservation to buy stock in the Company; our volume’s still very low.  I think we’re, I think we’re – and, you know, when you look at our peer group, we’re valued at the lowest, and we’ve got to get our story out there, and we’ve got to just – and we’ve got to show that we are executing to our plan.  And that’s the most important thing that I’ve focused on this year.  And then – but I think that we, you know, we know the names of all the folks that are providing self-side coverage in our marketplace.  I would hope that they listen to our story and keep a watch on us.  And my goal is we will continue to report progress against our plan.  And I think when those two things come together, we’ll be on the right track to building, you know, more liquidity in this – with the stock and maybe see our enterprise value get more in line with the peer group.

Ed Griganavicius:                                           Okay.  I appreciate your time.

Elmer Baldwin:                                           OK.

Operator:                                           As a final reminder, that is star, one for any questions or comments.  We’ll pause for a moment.  We have no further questions it appears at this point.  I’d like to turn the conference back over to our presenters for any closing or additional remarks.

Elmer Baldwin:                                           Well I appreciate you guys joining us on the call this morning.  Thank you very much.  We’ve had a pretty – I can see online that we have a, probably the – one of the most popular calls with us in a while so there’s quite a few of you on the line and I want to thank you very much for your time.  I want to thank the employees of Analysts International for the hard work, and I look forward to talking to you all again in the future as we have – make progress against our plan and as we – and I – when we have news, I will announce it to the marketplace and continue to be as open as possible with you on these calls.  Thank you all very much for your time.  Take care.

Operator:                                           That does conclude our conference for today.  Thank you all for your participation and have a great day.